Exhibit 1.01

The LGL Group, Inc.

Conflict Minerals Report

For the Year Ended December 31, 2021

This Conflict Minerals Report (the “Report”) for the year ended December 31, 2021 was prepared by The LGL Group, Inc. (hereinafter referred to as the “Company,” “we,” “us,” or “our”) pursuant to Rule 13p-1 under the Securities Exchange Act of 1934, as amended (the “Rule”), on a consolidated basis, in accordance with the instructions to Form SD, as modified by the Public Statement on the Effect of the Recent Court of Appeals Decision on the Conflict Minerals Rule issued by the Director of the Division of Corporation Finance of the SEC on April 29, 2014 (the “SEC Statement”).

 The term “Conflict Minerals” is defined in the Rule and refers to gold and cassiterite, columbite-tantalite, gold, wolframite, or their derivatives, which are limited to tin, tantalum, and tungsten (collectively, the “Conflict Minerals” or “3TG”). The Rule requires disclosure of certain information when a company manufactures or contracts to manufacture products containing Conflict Minerals that are necessary to the functionality or production of those products. These requirements apply to registrants whatever the geographic origin of the conflict minerals and whether or not they fund armed conflict.

In accordance with the instructions to Form SD, as modified by the SEC Statement, this Report outlines the diligence measures undertaken by the Company to assess the source and chain of custody of necessary conflict minerals in its supply chain.  This Report is not subject to an independent private sector audit in accordance with the instructions to Form SD and the guidance set forth in the SEC Statement

Company and Product Overview

The Company is a globally positioned producer of industrial and commercial products and services. We operate in two identified segments.

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Our electronic components segment is currently focused on the design and manufacture of highly engineered, high reliability frequency and spectrum control products. These electronic components ensure reliability and security in aerospace and defense communications, low noise and base accuracy for laboratory instruments, and synchronous data transfers throughout the wireless and internet infrastructure.

•

Our electronic instruments segment is focused on the design and manufacture of high- performance frequency and time reference standards that form the basis for timing and synchronization in various applications.

Covered Products

We conducted an analysis of our products and determined that certain Conflict Minerals, specifically gold, tantalum, tin, and tungsten, are necessary to the functionality or production of substantially all our products. Those products include RF modules, XOs, OCXOs, TCXOs, VCXOs, DOCXOs, cavity/combine filters, ceramic filters, lumped element filters, crystal filters, crystal resonators, frequency and time references, amplifiers, auto switches and network time servers.

Supply Chain Description

Our business depends on an extensive network of global suppliers to provide the materials and parts required to make our products. As a downstream company, there are multiple tiers of suppliers between us and the ultimate raw materials sources of the Conflict Minerals that enter the manufacturing process. To complicate matters further, such Conflict Minerals are frequently included in parts that we purchase from our suppliers rather than being purchased by us in raw form. Therefore, we must rely on our suppliers to further work with their suppliers to provide us with accurate information about the origin of the 3TG in the materials and parts that we purchase.

Reasonable Country of Origin (RCOI)

The Company has actively engaged with our customers and suppliers for several years with respect to the use of conflict minerals.  To determine whether necessary 3TGs in our products originated in Covered Countries, we retained Assent Compliance (“Assent”), our third party service provider, to assist us in reviewing our supply chain. We provided a list composed of suppliers associated with the Covered Products to Assent for upload to the Assent Compliance Manager tool (“ACM”). We deemed it impractical to filter this list further to exclude some possibly irrelevant suppliers because we could not determine definitively the presence or absence of conflict minerals in all parts supplied to the Company for our products.

We utilized the Responsible Minerals Initiative’s Conflict Minerals Reporting Template (“CMRT”) version 5.12 to conduct a survey of all in scope suppliers. During the supplier survey, we contacted suppliers via the ACM. Assent requested that all suppliers complete a CMRT and included training and education to guide suppliers on best practices and the use of this template. Assent monitored and tracked all communications in the ACM for future reporting and transparency. We directly contacted suppliers that were unresponsive to Assent’s communications during the diligence process and requested such suppliers to complete the CMRT form and submit such form to Assent.

Due Diligence Program

Our due diligence measures have been designed to conform to the five-step framework in The Organization for Economic Co-operation and Development (OECD) in the publication OECD (2016) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas: Third Edition, OECD Publishing (OECD Guidance) and the related supplements for gold and for tin, tantalum and tungsten.

The Company’s due diligence measures included:

1.	Establish strong company management systems.
•	Adopted a Conflict Minerals Policy Statement, communicated it to relevant suppliers, and posted it on our website.
•	Structured internal management to support supply chain due diligence.
•	Engaged with our suppliers through our RCOI and due diligence activities aimed at ensuring that they do not contribute to human rights abuses or conflict.
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Engaged Assent to assist us with evaluating supply chain information regarding 3TGs, identifying potential risks, and in the development and implementation of additional due diligence steps that we undertake with suppliers in regards to conflict minerals

2.	Identify and assess risk in the supply chain.

In accordance with OECD Guidelines, it is important to identify and assess risks associated with conflict minerals in the supply chain. Risks were identified by assessing the due diligence practices of smelters and refiners identified in the supply chain by upstream suppliers that listed mineral processing facilities on their CMRT declarations. Assent compared the facilities listed in the responses to the list of smelters and refiners maintained by the RMI to ensure that the facilities met the RMI definition of a 3TGs processing facility that was operational during the 2020 calendar year.

In order to assess the risk that any of these smelters posed to our supply chain, Assent determined if the smelter had been audited against a standard in conformance with the OECD Guidance, such as the Responsible Minerals Assurance Process (“RMAP”). We do not typically have a direct relationship with 3TGs smelters and refiners and do not perform or direct audits of these entities within our supply chain. In cases where the smelter’s due diligence practices have not been audited against the RMAP standard, a potential supply chain risk exists.

We are working to validate the smelter/refiner entries from the submitted CMRTs. Due to the provision of primarily supplier-level CMRTs, we cannot definitely determine their connection to the Covered Products.

Each facility that meets the RMI definition of a smelter or refiner of a 3TGs mineral is assessed according to red flag indicators defined in the OECD Guidance. Assent uses numerous factors to determine the level of risk that each smelter poses to the supply chain by identifying red flags. These factors include:

•	Geographic proximity to the DRC and covered countries;
•	Known mineral source country of origin;
•	RMAP audit status;
•	Credible evidence of unethical or conflict sourcing;
•	Peer assessments conducted by credible third-party sources.

As part of our risk management plan under the OECD Guidance, when facilities with red flags were reported on a CMRT by one of the suppliers surveyed, risk mitigation activities are initiated. Through Assent, submissions that include any red flag facilities immediately produce a receipt instructing the supplier to take their own risk mitigation actions, including submission of a product specific CMRT to better identify the connection to products that they supply to the Company, and escalating up to removal of these red flag smelters from the supply chain.

As per the OECD Guidance, risk mitigation will depend on the supplier’s specific context. Suppliers are given clear performance objectives within reasonable timeframes with the ultimate goal of progressive elimination of these red flags from the supply chain. In addition, suppliers are guided to the Assent University learning platform to engage in educational materials on mitigating the risk of smelters or refiners on the supply chain.

Additionally, suppliers are evaluated on program strength (further assisting in identifying risk in the supply chain). The criteria used to evaluate the strength of the program are based on these four questions in the CMRT:

•	Have you established a conflict minerals sourcing policy?
•	Have you implemented due diligence measures for conflict-free sourcing?

•	Do you review due diligence information received from your suppliers against your company’s expectations?
•	Does your review process include corrective action management?

When suppliers meet or exceed those criteria, they are deemed to have a strong program. When suppliers do not meet those criteria, they are deemed to have a weak program.

3.	Design and implement a strategy to respond to identified risks.

Together with Assent, we developed processes to assess and respond to the risks identified in our supply chain. In response to this risk assessment, the Company has a risk management plan, through which the conflict minerals program is implemented, managed, and monitored. As the program progresses, escalations are sent to non-responsive suppliers to outline the importance of a response via CMRTs and to outline the required cooperation for compliance with the Rule.

We engage each of our suppliers that we have reason to believe are supplying us with 3TGs from sources that may support conflict in the Covered Countries to establish an alternative source of 3TGs that does not support such conflict, as provided in the OECD Guidance.

4.	Carry out independent third-party audit of supply chain due diligence at identified points in the supply chain.

As a downstream manufacturer, the Company does not have a direct relationship with 3TG smelters and refiners and does not perform or direct audits of these entities within its supply chain. We rely on industry efforts, such as RMI, to influence smelters and refiners to be audited and certified through RMI’s Responsible Minerals Assurance Program (“RMAP”).

Assent also directly contacts smelters and refiners that are not currently enrolled in the RMAP to encourage their participation and gather information regarding each facilities’ sourcing practices on behalf of its compliance partners. We are a signatory of this communication in accordance with the requirements of downstream companies detailed in the OECD Guidance.

5.	Report on Supply Chain Due Diligence.

The Company submitted our annual 2021 Conflict Minerals Report to the SEC, the public and our shareholders on May 27, 2022. This report and the associated Form SD for 2021 are publicly available on the Company’s website at www.lglgroup.com under the heading “Investors” then “Investor Relations” and placed under the “Corporate Governance” section towards the bottom of the page under “Conflict Minerals Report”.

Due Diligence Results

Survey Results – For the 2020 reporting year, we received CMRT forms from 48% of the suppliers surveyed. All final CMRT submissions were reviewed and validated to ensure no inaccuracies or gaps in data were found. One of the suppliers was unable to correct their CMRT and as such, is still listed as an invalid submission.

Smelters and Refiners – Attached as Appendix A is a list of all of the smelters and refiners listed by our suppliers in their completed CMRTs that appear on the lists of smelters maintained by the RMI. Since many of the CMRTs we received from our suppliers were made on a company or division level basis, rather than on a product-level basis, we are not able to identify which smelters or refiners listed on Appendix A actually processed the 3TGs contained in our products. Therefore, our list of processing smelters and refiners disclosed in Appendix A may contain more facilities than those that actually processed the 3TGs contained in the Covered Products.

Countries of Origin – Appendix B includes an aggregated list of the countries of origin from which the reported facilities collectively source conflict minerals, based on information provided by suppliers and the RMI. As mentioned in the above section, many responses were provided at the company level, therefore, Appendix B may contain more countries than those that are actually the sources of the 3TGs in the Covered Products.

From the responses that we received from our suppliers, while we did not have any that indicated any direct issues with non-compliance, we will be working to find alternate suppliers for some of our products.

Ongoing and Planned Efforts to Mitigate the Risk and Improve Due Diligence

As an indirect purchaser of 3TG minerals several levels removed from the actual mining or smelting of the minerals, our position in the supply chain is remote. As a result, our due diligence efforts cannot provide absolute assurance regarding the source and chain of custody of the 3TG ultimately included in our products. We intend to take the following steps to improve the due diligence conducted and to further mitigate any future risk of sourcing 3TG that benefit armed groups:

•	Continue to develop supplier engagement strategies that may improve the RCOI response rate.
•	Leverage Assent to obtain CMRTs on a product-specific basis to enable us to determine which smelters and refiners actually process 3TGs contained in our products.
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Continue to include a 3TG compliance provision in new or renewed purchase agreements with direct material suppliers to set forth expectations such that direct material suppliers will cooperate with our due diligence measures.

•	Engage with any direct suppliers found to be supplying us with 3TG from sources that support conflict in any Covered Country to seek to establish an acceptable alternative source of 3TG.

APPENDIX A – Smelter List

Metal	Smelter Name	Country	Smelter ID
Gold	Advanced Chemical Company	United States Of America	CID000015
Gold	Metalor USA Refining Corporation	United States Of America	CID001157
Gold	Aida Chemical Industries Co., Ltd.	Japan	CID000019
Gold	Allgemeine Gold-und Silberscheideanstalt A.G.	Germany	CID000035
Gold	AngloGold Ashanti Corrego do Sitio Mineracao	Brazil	CID000058
Gold	Argor-Heraeus S.A.	Switzerland	CID000077
Gold	Asahi Pretec Corp.	Japan	CID000082
Gold	Asaka Riken Co., Ltd.	Japan	CID000090
Gold	Aurubis AG	Germany	CID000113
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	Philippines	CID000128
Gold	Boliden AB	Sweden	CID000157
Gold	C. Hafner GmbH + Co. KG	Germany	CID000176
Gold	CCR Refinery - Glencore Canada Corporation	Canada	CID000185
Gold	Chimet S.p.A.	Italy	CID000233
Gold	Dowa	Japan	CID000401
Gold	Eco-System Recycling Co., Ltd. East Plant	Japan	CID000425
Gold	Heimerle + Meule GmbH	Germany	CID000694
Gold	Heraeus Metals Hong Kong Ltd.	China	CID000707
Gold	Heraeus Precious Metals GmbH & Co. KG	Germany	CID000711
Gold	Ishifuku Metal Industry Co., Ltd.	Japan	CID000807
Gold	Istanbul Gold Refinery	Turkey	CID000814
Gold	Asahi Refining USA Inc.	United States Of America	CID000920
Gold	Asahi Refining Canada Ltd.	Canada	CID000924
Gold	JX Nippon Mining & Metals Co., Ltd.	Japan	CID000937
Gold	Kennecott Utah Copper LLC	United States Of America	CID000969
Gold	Kojima Chemicals Co., Ltd.	Japan	CID000981
Gold	LS-NIKKO Copper Inc.	Korea	CID001078
Gold	Materion	United States Of America	CID001113
Gold	Matsuda Sangyo Co., Ltd.	Japan	CID001119
Gold	Metalor Technologies (Suzhou) Ltd.	China	CID001147
Gold	Metalor Technologies (Hong Kong) Ltd.	China	CID001149
Gold	Metalor Technologies (Singapore) Pte., Ltd.	Singapore	CID001152
Gold	Metalor Technologies S.A.	Switzerland	CID001153
Gold	Metalurgica Met-Mex Penoles S.A. De C.V.	Mexico	CID001161
Gold	Mitsubishi Materials Corporation	Japan	CID001188
Gold	Mitsui Mining and Smelting Co., Ltd.	Japan	CID001193
Gold	Nihon Material Co., Ltd.	Japan	CID001259
Gold	PAMP S.A.	Switzerland	CID001352
Gold	Royal Canadian Mint	Canada	CID001534
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	China	CID001622
Gold	Solar Applied Materials Technology Corp.	Taiwan	CID001761
Gold	Sumitomo Metal Mining Co., Ltd.	Japan	CID001798
Gold	Tanaka Kikinzoku Kogyo K.K.	Japan	CID001875
Gold	The Refinery of Shandong Gold Mining Co., Ltd.	China	CID001916
Gold	Tokuriki Honten Co., Ltd.	Japan	CID001938
Gold	Umicore S.A. Business Unit Precious Metals Refining	Belgium	CID001980
Gold	United Precious Metal Refining, Inc.	United States Of America	CID001993

Gold	Western Australian Mint (T/a The Perth Mint)	Australia	CID002030
Gold	WIELAND Edelmetalle GmbH	Germany	CID002778
Gold	Ogussa Osterreichische Gold- und Silber-Scheideanstalt GmbH	Austria	CID002779
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	China	CID002224
Gold	Geib Refining Corporation	United States Of America	CID002459
Tantalum	Exotech Inc.	United States Of America	CID000456
Tantalum	F&X Electro-Materials Ltd.	China	CID000460
Tantalum	Jiujiang Tanbre Co., Ltd.	China	CID000917
Tantalum	Ulba Metallurgical Plant JSC	Kazakhstan	CID001969
Tantalum	H.C. Starck Co., Ltd.	Thailand	CID002544
Tantalum	H.C. Starck Tantalum and Niobium GmbH	Germany	CID002545
Tantalum	H.C. Starck Hermsdorf GmbH	Germany	CID002547
Tantalum	H.C. Starck Inc.	United States Of America	CID002548
Tantalum	Global Advanced Metals Boyertown	United States Of America	CID002557
Tantalum	Changsha South Tantalum Niobium Co., Ltd.	China	CID000211
Tantalum	Guangdong Zhiyuan New Material Co., Ltd.	China	CID000616
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	China	CID000914
Tantalum	NPM Silmet AS	Estonia	CID001200
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	China	CID001277
Tantalum	Yanling Jincheng Tantalum & Niobium Co., Ltd.	China	CID001522
Tantalum	Telex Metals	United States Of America	CID001891
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.	China	CID002492
Tantalum	FIR Metals & Resource Ltd.	China	CID002505
Tantalum	KEMET Blue Metals	Mexico	CID002539
Tantalum	Jiangxi Tuohong New Raw Material	China	CID002842
Tin	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.	China	CID000228
Tin	Alpha	United States Of America	CID000292
Tin	Dowa	Japan	CID000402
Tin	EM Vinto	Bolivia	CID000438
Tin	Fenix Metals	Poland	CID000468
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	China	CID000538
Tin	China Tin Group Co., Ltd.	China	CID001070
Tin	Malaysia Smelting Corporation (MSC)	Malaysia	CID001105
Tin	Metallic Resources, Inc.	United States Of America	CID001142
Tin	Mineracao Taboca S.A.	Brazil	CID001173
Tin	Minsur	Peru	CID001182
Tin	Mitsubishi Materials Corporation	Japan	CID001191
Tin	Jiangxi New Nanshan Technology Ltd.	China	CID001231
Tin	O.M. Manufacturing (Thailand) Co., Ltd.	Thailand	CID001314
Tin	Operaciones Metalurgicas S.A.	Bolivia	CID001337
Tin	PT Artha Cipta Langgeng	Indonesia	CID001399
Tin	PT Babel Surya Alam Lestari	Indonesia	CID001406
Tin	PT Mitra Stania Prima	Indonesia	CID001453
Tin	PT Prima Timah Utama	Indonesia	CID001458
Tin	PT Refined Bangka Tin	Indonesia	CID001460
Tin	PT Stanindo Inti Perkasa	Indonesia	CID001468
Tin	PT Timah Tbk Kundur	Indonesia	CID001477
Tin	PT Timah Tbk Mentok	Indonesia	CID001482
Tin	PT Tinindo Inter Nusa	Indonesia	CID001490
Tin	Rui Da Hung	Taiwan	CID001539

Tin	Thaisarco	Thailand	CID001898
Tin	White Solder Metalurgia e Mineracao Ltda.	Brazil	CID002036
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	China	CID002158
Tin	PT ATD Makmur Mandiri Jaya	Indonesia	CID002503
Tin	O.M. Manufacturing Philippines, Inc.	Philippines	CID002517
Tin	PT Rajehan Ariq	Indonesia	CID002593
Tin	Metallo Belgium N.V.	Belgium	CID002773
Tin	Metallo Spain S.L.U.	Spain	CID002774
Tin	Thai Nguyen Mining and Metallurgy Co., Ltd.	Viet Nam	CID002834
Tin	PT Menara Cipta Mulia	Indonesia	CID002835
Tin	Guangdong Hanhe Non-Ferrous Metal Co., Ltd.	China	CID003116
Tin	PT Bangka Serumpun	Indonesia	CID003205
Tin	Tin Technology & Refining	United States Of America	CID003325
Tin	Ma'anshan Weitai Tin Co., Ltd.	China	CID003379
Tin	PT Rajawali Rimba Perkasa	Indonesia	CID003381
Tin	Luna Smelter, Ltd.	Rwanda	CID003387
Tin	Yunnan Tin Company Limited	China	CID002180
Tungsten	A.L.M.T. Corp.	Japan	CID000004
Tungsten	Kennametal Huntsville	United States Of America	CID000105
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	China	CID000258
Tungsten	Global Tungsten & Powders Corp.	United States Of America	CID000568
Tungsten	Hunan Chenzhou Mining Co., Ltd.	China	CID000766
Tungsten	Hunan Chunchang Nonferrous Metals Co., Ltd.	China	CID000769
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.	China	CID000875
Tungsten	Wolfram Bergbau und Hutten AG	Austria	CID002044
Tungsten	Xiamen Tungsten Co., Ltd.	China	CID002082
Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.	China	CID002316
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	China	CID002317
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	China	CID002320
Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.	China	CID002321
Tungsten	Chenzhou Diamond Tungsten Products Co., Ltd.	China	CID002513
Tungsten	H.C. Starck Tungsten GmbH	Germany	CID002541
Tungsten	Masan Tungsten Chemical LLC (MTC)	Viet Nam	CID002543
Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.	China	CID002551
Tungsten	Niagara Refining LLC	United States Of America	CID002589
Tungsten	Ganzhou Haichuang Tungsten Co., Ltd.	China	CID002645
Tungsten	Hydrometallurg, JSC	Russian Federation	CID002649
Tungsten	FIR Metals & Resource Ltd.	China	CID002505
Tungsten	Japan New Metals Co., Ltd.	Japan	CID000825

APPENDIX B – Countries of Origin

Countries of Origin *
Australia	Mexico
Austria	Peru
Belgium	Philippines
Bolivia	Poland
Brazil	Russian Federation
Canada	Rwanda
China	Singapore
Country	Spain
Estonia	Sweden
Germany	Switzerland
Indonesia	Taiwan
Italy	Thailand
Japan	Turkey
Kazakhstan	United States Of America
Korea	Viet Nam
Malaysia

* Country of origin information of the Conflict Minerals used by RMAP Conformant smelters is provided by the RMI. Due to confidentiality restrictions, the RMI may only disclose country of origin information on an aggregate basis where the country of origin is not the DRC.